                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                        CEDAR MOUNTAIN DISTRIBUTORS, INC.
--------------------------------------------------------------------------------
                 (Name of Small Business Issuer in its Charter)

         NEVADA                            42249                 91-2015441
------------------------------  ---------------------------- -------------------
  (State or Jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
Incorporation or Organization)  Classification Code Number)  Identification No.)

          1236 EAST FRONTIER LANE, OLATHE, KANSAS 66062 (913) 782-3068
--------------------------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)


--------------------------------------------------------------------------------
(Address of Principal Place of Business or Intended Principal Place of Business)

                                 JAMES R. SMITH
                  1236 EAST FRONTIER LANE, OLATHE, KANSAS 66062
                                 (913) 782-3068
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

Approximate date of commencement of proposed sale to the public: Effective date of this registration statement

If this Form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. / /

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. / /


                                      CALCULATION OF REGISTRATION FEE
------------------------------------- ------------------- -------------------- ------------------- -------------------
                                                           PROPOSED MAXIMUM     PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF SECURITIES      DOLLAR AMOUNT     OFFERING PRICE PER       AGGREGATE           AMOUNT OF
          TO BE REGISTERED             TO BE REGISTERED          UNIT            OFFERING PRICE     REGISTRATION FEE
------------------------------------- ------------------- -------------------- ------------------- -------------------
Common Stock par value $.001              $200,000              $1.00              $200,000             $50.00
------------------------------------- ------------------- -------------------- ------------------- -------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                                   PROSPECTUS

                   FOR THE INITIAL PUBLIC OFFERING FOR SALE OF

                         200,000 SHARES OF COMMON STOCK

                                       OF

                        CEDAR MOUNTAIN DISTRIBUTORS, INC.


                               PER SHARE            TOTAL
                              -------------    ----------------
Initial Offering Price to
the Public:                      $1.00             $200,000        The offering being presented in this
                                                                   Prospectus (the "Offering") is being conducted
                                                                   on a direct participation basis without the
                                                                   assistance of an underwriter.  There is no
Offering Expenses:               $0.25              $49,500        minimum number of shares we must sell and no
                                                                   minimum investment required of an investor.  A
                                                                   trust, escrow or similar account will not be
                                                                   established pending the sale of the shares and
                                                                   any proceeds from this Offering will become
                                                                   immediately available for our use.

Net Proceeds:                    $0.75             $150,500

This Offering will terminate six months from the date of this Prospectus unless all shares offered hereby are sold prior to that date.

INVESTING IN THE SHARES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                   THE DATE OF THIS PROSPECTUS IS JULY 9, 2001

                                TABLE OF CONTENTS


                                                                                                             PAGE
                                                                                                             ----
PART I.....................................................................................................    3
Summary of Offering........................................................................................    3
The Offering...............................................................................................    4
Risk Factors...............................................................................................    4
Forward Looking Statements.................................................................................    7
Use of Proceeds............................................................................................    7
Dividend Policy............................................................................................    9
Dilution...................................................................................................    9
Business...................................................................................................   10
Management.................................................................................................   14
Executive Compensation.....................................................................................   15
Principal Stockholders.....................................................................................   15
Certain Transactions Involving Officers, Directors, and Affiliates.........................................   16
Description of Common Stock................................................................................   16
Indemnification and Public Policy..........................................................................   19
Terms of the Offering......................................................................................   19
No Public Market For Our Common Stock......................................................................   20
Shares Eligible for Future Sale............................................................................   21
Litigation.................................................................................................   22
Legal Matters..............................................................................................   22
Experts....................................................................................................   22
Additional Information.....................................................................................   22
Financial Information......................................................................................   22
Financial Statements..................................................................................F-1 - F-11
PART II.................................................................................................... II-1
Indemnification of Directors and Officers.................................................................. II-1
Other Expenses of Issuance and Distribution................................................................ II-1
Recent Sales of unregistered Securities.................................................................... II-1
Exhibits................................................................................................... II-2
Undertakings............................................................................................... II-2
Signatures................................................................................................. II-3

No dealer, salesman or other person has been authorized to give any information or to make any representations other than contained in this Prospectus in connection with the Offering described here. If given or made, such information or representations must not be relied upon as having been authorized by us. This Prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, the securities offered by this Prospectus to any person in any state or other jurisdiction in which the offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale under this Prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since this date.

Until September 27, 2001 (90 days after the date of this Prospectus), all dealers effecting transactions in the securities registered in this Offering may be required to deliver a Prospectus. This is in addition to the dealer's obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               SUMMARY OF OFFERING

This summary highlights important information about our business and about this Offering. Because it is a summary, it does not contain all the information you may wish to consider before investing. Please read the entire Prospectus.

Cedar Mountain Distributors, Inc. was incorporated in the State of Nevada on December 23, 1999 using the name "KNETX Skates Corporation." On June 9, 2000, the name was changed to Cedar Mountain Distributors, Inc. ("our Company," "us," "we," "our," etc.). On June 20, 2000, we acquired all common stock of Tarus International, Inc. ("Tarus"), a company incorporated in the State of Kansas. That company is now our wholly-owned subsidiary. Before this acquisition, we were not engaged in any business activities. Our principal executive offices are located at 1236 East Frontier Lane, Olathe, Kansas 66062. Our telephone number is (913) 782-3068. Our fiscal year coincides with the annual year and ends on December 31.

BUSINESS

We are a start-up beverage brokerage company based in Olathe, Kansas. We supply a limited line of beverages to schools, universities, wholesalers, retailers, and distributors in the Midwestern United States through our subsidiary, Tarus. Our products include beverages in four traditional beverage categories: bottled water, fruit beverages, soft drinks, and sports drinks. We do not develop, produce, bottle, or otherwise manufacture any of our own products. Our principal business is soliciting contracts to purchase beverage products from wholesalers and arranging distribution of those products to institutional and retail customers.

OPERATING RESULTS

We have a very limited operating history since our inception in 1999. For 2000, sales revenues were nominal and we experienced a net loss. Year 2000 represented a transition year for us, as we operated as a part-time business for the majority of 2000. In December 2000, Lauri A. Orscheln joined our Company as full-time Vice President of Sales.

For the first quarter 2001, we had product sales of approximately $10,618 and a gross profit of $3,896. During that same period, we had expenses of $12,084 and a net loss of $(8,852).

During the first quarter of 2001, Ms. Orscheln expanded the customer base substantially by adding nearly 40 new accounts. We anticipate that the addition of these and other new accounts through Ms. Orscheln's efforts will generate substantially increased revenues in 2001 compared to our results for 2000.

PROPOSED PLAN OF OPERATIONS

We currently have rights to distribute four new products in the Midwest. Kansas City will become our base of operations and initial market. We plan to seek the rights to broker additional products and will seek partnerships with bottlers, distributors and producers to develop markets in other areas of the country. Once established domestically, we intend to formulate a plan to expand into international markets.

                                  THE OFFERING


(A) Common stock offered.........................    A total of 200,000 shares of par value $.001 common stock will be offered hereunder.  We will attempt to sell these shares to the public ourselves without the assistance of an
                                                     underwriter.  There is no minimum amount which must be sold in order for the Offering to proceed and no minimum investment is required.  All funds invested may be used immediately.

(B) Proposed symbol and trading market...........    We would like to establish a trading market for our common stock on the Nasdaq OTC Bulletin Board.  We have not applied for a trading symbol and do not expect to before this public
                                                     Offering takes place.  Nor have we identified or recruited a market maker to make a market in our stock.  Without a market maker, we will not be able to have our stock trades reported on the OTC Bulletin Board.

(C) Use of proceeds..............................    We will use the proceeds of this Offering first to pay the
                                                     Offering expenses.  Assuming the entire Offering is sold,
                                                     approximately $150,000 will be raised after expenses.
                                                     Proceeds will be used to pay for product inventory, marketing, general expenses related to operating the business, will serve as working capital, and will go to pay off business-related loans.

                                  RISK FACTORS

This Offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below, and other information contained in the Prospectus, before deciding whether to invest in shares of our common stock. If any of these risks occur, our business results and financial condition could be adversely affected. This could cause the trading price of our common stock to decline, and you might lose part or all of your investment.

RISKS ASSOCIATED WITH OUR FINANCIAL POSITION

     WE LACK WORKING CAPITAL AND WILL BE UNABLE TO CARRY OUT OUR PROPOSED PLAN OF OPERATIONS WITHOUT ADDITIONAL WORKING CAPITAL. We are a newly-formed venture without significant assets or cash. We have not brought in significant revenues to offset operating expenses. Our lack of cash makes it difficult for us to expand our business through marketing efforts or purchase sufficient product inventory for distribution. For 2000, sales revenues were $20,272, with a gross profit of $2,138. During 2000, our operating expenses were $14,050 and we had net losses for the year of $(12,794). During the first quarter of 2001, we experienced net losses of approximately $(8,552). Continuing losses are possible, and there is no assurance that our business will ever become profitable.

     IF WE ARE UNSUCCESSFUL IN SELLING ALL OF OUR COMMON STOCK, WE WILL NOT REALIZE THE CASH PROCEEDS NECESSARY TO FULLY IMPLEMENT OUR PROPOSED PLAN OF OPERATION WHICH COULD SIGNIFICANTLY REDUCE THE LIKELIHOOD THAT WE WILL BE ABLE TO GROW THE BUSINESS TO A SUSTAINABLE LEVEL. In order to fully implement our proposed plan of operations, we need to sell all 200,000 shares of our common stock that we are offering for sale. If we are not successful in selling all of the stock, the resulting cash shortfall would, in all likelihood, impair our ability to reach profitability because we would be forced to cut back in planned expenditures for product inventory and marketing that would otherwise help us to establish our presence in the marketplace.

RISKS ASSOCIATED WITH HOW THIS OFFERING IS BEING CONDUCTED

     WE ARE ATTEMPTING TO SELL THE SHARES OF COMMON STOCK OURSELVES AND THERE IS A RISK THAT WE WILL NOT BE ABLE TO COMPLETE THE OFFERING AS PLANNED. We have not hired an underwriter to assist us in selling our common stock. Only our officers, directors, and employees will assist us in selling our common stock. They will not be paid any commission. Because none of these individuals has any prior experience in selling stock to the public, it will be more difficult for them to sell all of our common stock than it would have been had we employed an underwriter. There can be no assurance that they will be able to sell all of our common stock or even enough of our common stock to be able to fully implement our proposed plan of operations. If that happens, an investor is at increased risk that his investment will not provide us with enough funds to make profitable operations more likely.

     THERE IS NO MINIMUM INVESTMENT REQUIRED. BECAUSE OF THIS, THERE IS A RISK THAT ONLY A SMALL PORTION OF THE FUNDS WE NEED TO FULLY IMPLEMENT OUR PROPOSED PLAN OF OPERATIONS WILL BE RAISED. There is no minimum number of shares of common stock that must be sold in this Offering and no minimum investment is required of any investor. Furthermore, there is no escrow account into which the proceeds of this Offering will be deposited pending the sale of all shares. All proceeds of this Offering will be deposited directly into our operating account. If less than all the shares of common stock offered by this Prospectus are sold, we will have less cash to devote to developing our business. A resulting failure to attain profitable operations would increase the risk that the value of an investor's stock would decrease substantially or even be eliminated entirely.

     NO REVIEW OF THE OFFERING PRICE BY AN UNDERWRITER WILL MEAN THAT THERE IS AN INCREASED POSSIBILITY THAT OUR COMMON STOCK MIGHT NOT BE PRICED FAIRLY BASED UPON OUR ASSETS AND LEVEL OF OPERATIONS. In most public offerings that use the services of an underwriter, the underwriter has the opportunity to review the terms of the public offering and decide whether the offering price of our common stock is fair and reasonable. Because we are attempting to sell our common stock ourselves without using an underwriter, this independent review is not present in this Offering. We arbitrarily determined the offering price of our common stock taking into consideration the following factors:

     o the amount of proceeds required to initiate our business plan and marketing strategy,

     o    our lack of revenues,

     o    our management capability,

     o    our plans for future growth,

     o    the general condition of the securities markets, and

     o    the amount of retained equity to the present shareholders.

Prospective investors should not assume that the offering price of our common stock necessarily reflects the actual value of our common stock. Further, the price does not bear any relationship to assets, earnings, book value, or any other objective criteria of value. There is a risk that our arbitrary offering price does not fairly value our common stock based upon the factors we took into consideration.

OTHER FACTORS THAT MAY DIMINISH THE VALUE OF OUR COMMON STOCK

     LACK OF A PUBLIC MARKET INCREASES THE RISK THAT AN INVESTMENT IN OUR COMMON STOCK WILL BE ILLIQUID. Before this Offering, there has not been any public market for our common stock. Furthermore, it is possible that an active public market for our common stock may never develop or be sustained. We do not intend to list our common stock on any national securities exchange or to apply for listing on The Nasdaq National Stock Market or The Nasdaq SmallCap Stock Market. Any trading in our common stock will take place in the over-the-counter market in the so-called "PINK SHEETS" or possibly may be reported on the "OTC Bulletin Board" service. If a public market does not develop or is not sustained, there is a risk that an investor might find it difficult to sell our common stock at a time when the investor needs or desires to do so.

     POSSIBILITY OF VOLATILE PRICE SWINGS AND INACCURATE PRICING INFORMATION WOULD CREATE A RISK THAT AN INVESTOR WOULD NOT BE ABLE TO ACCURATELY ASSESS THE MARKET VALUE OF HIS COMMON STOCK. If our stock is traded on the OTC Bulletin Board, a relative lack of liquidity or volume and the participation of only a few market makers would make it more likely that wide fluctuations in the quoted price of our common stock would occur. As a result, there is a risk that an investor will not be able to obtain accurate price quotes or be able to correctly assess the market price of his stock. Increases in volatility could also make it more difficult to pledge our common stock as collateral if an investor sought to do so because a lender might also be unable to accurately value our common stock. Even if our stock was to be traded on the Nasdaq National or SmallCap Stock Markets, which we do not anticipate at the present time, the possibility of volatility would still exist. These markets and the stocks traded thereon are also subject to sharp fluctuations in value and in the number of shares traded.

     YOU WILL EXPERIENCE IMMEDIATE SUBSTANTIAL DILUTION THAT WILL LOWER THE PER SHARE TANGIBLE BOOK VALUE OF YOUR COMMON STOCK. The public offering price of our common stock is much higher than the net book value of our common stock that we have already issued. As a result, purchasers of our common stock who paid $1.00 per share will experience immediate and substantial dilution. Assuming we raise the $200,000 intended by this Offering, the net tangible book value of our common stock immediately after the Offering will be approximately $.044 per share. Our existing shareholders paid an average of approximately $.0013 per share of common stock and, accordingly, new investors will bear most of the financial risks inherent in an investment in our Company.

     THREE MILLION, OR 94% AFTER THE OFFERING, OF OUR TOTAL OUTSTANDING SHARES ARE RESTRICTED SECURITIES, BUT A SIGNIFICANT PORTION OF THESE MAY ALREADY BE SOLD INTO THE MARKET. THIS COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY EVEN IF OUR BUSINESS IS DOING WELL. After this Offering, we will have outstanding 3,200,000 shares of common stock. This assumes we will be successful in selling the 200,000 shares we are selling in this Offering. The 200,000 shares in this Offering may be resold in the public market immediately if a market develops. The remaining 94%, or 3,000,000 shares, of our total outstanding shares are available, or will become available, for resale in the public market as described under "Shares Eligible for Future Sale" below. As more restricted shares become available for resale, the market price could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.

     WE DON'T PLAN TO PAY DIVIDENDS AND, THEREFORE, ANYONE IN NEED OF DIVIDEND INCOME SHOULD NOT INVEST IN OUR STOCK. WE DON'T EXPECT TO PAY DIVIDENDS ON COMMON STOCK ANYTIME SOON. We expect to use all earnings and the proceeds from this Offering to develop our business.

     A FEW INDIVIDUALS WILL BE ABLE TO CONTROL THE COMPANY. A few individuals will be able to control the company after the registration. After this Offering, approximately 31.3% of our common stock will be controlled by James R. Smith, and an additional combined total of approximately 49.3% will be controlled by David C. Owen and Malcolm Green, individually or jointly. Accordingly, under our Articles of Incorporation and the Nevada corporate laws, these shareholders as a group will control the votes necessary to approve or disapprove of any potential acquisitions, mergers, or other actions requiring a simple majority vote of the stockholders.

BUSINESS FACTORS THAT MAY HAVE A NEGATIVE EFFECT ON OUR OPERATIONS

     WE ARE IN A COMPETITIVE MARKET. The industry within which we compete is highly fragmented and comprised of numerous companies, many of whom are larger and have significantly more resources. In 1999, there were an estimated 30 licensed beverage distributors located within a 50-mile radius of Kansas City. Collectively, these distributors sold a total of approximately 70 million gallons to the local market. A majority of these companies have been in business for lengthy periods which make it difficult for us to break into the market and become competitive. If a new consumer trend develops with significant market potential, such as the high-energy beverage drink market, the potential exists that major national distributors may enter and take-over that market very quickly. Because we are significantly smaller than the majority of our national or even local competitors, we may lack the financial resources needed to capture market share in an amount sufficient for us to be profitable. Since we compete for the same geographic markets, starting with the Kansas City metropolitan area, as our competitors, their financial strength could prevent us from capturing even a small portion of those markets.

     ADAPTING TO CHANGING MARKET CONDITIONS. Company management must be able to identify changes in consumer buying habits, adapt quickly to changing trends, provide effective and timely promotions, and most importantly, generate sales. Supporting systems and processes, such as product delivery, billing, and customer payment must be in place and working efficiently. While we believe that our management team has the experience needed to meet this challenge, we cannot guarantee that they will adequately anticipate or meet the challenges discussed in this paragraph.

     RISKS INHERENT IN DISTRIBUTION. As a distributor, we face a number of risks over which we will have little control. Since we do not bottle the products we distribute, we are and will be dependent on our suppliers in many respects. Our suppliers at anytime will determine prices, availability, delivery time, and the quality of our products. While we believe that we have chosen a reliable supplier for our initial product line, any failure by the supplier to meet product demand or to maintain product quality could adversely affect us. At present, our only supplier is Vancol Industries ("Vancol") of Denver, Colorado. If Vancol were to experience production delays, work stoppages, an act of God, or were to discontinue production of one or more of these beverages or go out of business, we would suffer financial losses. Under such a scenario, there is no guarantee that we would be able to secure distribution rights for any substitute products from other producers.

     LICENSING RIGHTS AND TERRITORY NOT GUARANTEED. Our primary beverage supplier, Vancol, does not grant exclusive marketing territories, nor are licensing rights guaranteed. As a result, the target marketing area might be given to a competitor if we fail to support the existing customer base, aggressively market to new customers, or fail to grow sales. However, we can represent multiple suppliers' products.

     CHANGING CONSUMER HABITS. We have built our product line around certain assumptions regarding consumer trends and profitability in the beverage market. We believe it is feasible to build a profitable product line around bottled still water, fruit flavored juices, and packaged sports drinks. Together, these account for approximately 40% of the retail consumer market in the U.S. for traditional beverage categories; however, if consumer preferences were to shift in favor of other categories or in favor of competing products, our business could be adversely affected.

     INITIAL DEPENDENCE ON THE SCHOOL LUNCH MARKET. Much of our initial success has centered on supplying beverages to schools in Johnson, Miami, and Franklin counties in Kansas. The taste preferences of children may be hard to predict, and may be subject to fads. While our initial success has been encouraging, we will need to broaden our market beyond school lunch programs. We believe we are beginning to successfully penetrate other markets, but much work remains to be done in broadening and deepening our markets.

     DEPENDENCE ON KEY EMPLOYEES. We depend almost entirely on two employees to manage our Company, James R. Smith and Lauri A. Orscheln. If we were to lose the services of either employee, it would be extremely difficult for us to continue in business. The loss specifically of Mr. Smith could result in the loss of our office space currently being provided to us at no charge in his residence.

     GENERAL ECONOMIC CONDITIONS. In part, our ability to succeed with the product line we have chosen will depend on general economic conditions. Consumers could become more conservative in their beverage choices and may opt to purchase lower-priced or generic beverages in greater quantities, thus impacting the market for our products. Additionally, a recession or changing economic conditions could make it more difficult for us to obtain working capital.

     PRODUCT LIABILITY AND OTHER SUITS. As a consumer-oriented business, we face a possible risk of lawsuits for product liability and other causes. The primary precaution we can take to minimize these risks is to maintain liability insurance, which we presently do and intend to continue to do. Even though we are insured, one or more claims could conceivably arise that would exceed, or would not be covered by, our insurance. If this were to occur, we would likely be forced to liquidate our business and cease operations. As described elsewhere in this Prospectus, we are not presently subject to any actual or threatened litigation that we know of.

                           FORWARD-LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements that are based on beliefs and assumptions of our management. Often, you can recognize these statements because we use words such as "BELIEVE," "ANTICIPATE," "INTEND," "ESTIMATE," and "EXPECT" in the statements. Our actual performance in 2001 and beyond could differ materially from the forward-looking statements contained in this Prospectus. However, we are not obligated to release publicly, and do not presently intend to release, any revisions to the forward-looking statements contained in this Prospectus.

                                 USE OF PROCEEDS

The following table describes the intended use of proceeds of this Offering. Because it is difficult to predict how many shares of this Offering may be sold given the fact that we are attempting to sell the shares ourselves rather than using the services of an underwriter, the table presents information that assumes that one-third, two-thirds and all of the shares are sold. The categories of expenditures are also listed in the order of priority, with purchase of merchandise being the most important category and working capital the least important category. Accordingly, anywhere between approximately $66,000 and $200,000 in gross proceeds would be allocated among the intended uses as follows:


                             PERCENTAGE OF SHARES SOLD IN THIS OFFERING

                                                                          AMOUNT($)
                                                   --------------------------------------------------------
                                                       33 %                66 %                100 %
                                                   --------------    -----------------    -----------------
        DESCRIPTION:
        Purchase of Inventory...................            0               20,000               30,000
        Marketing and Promotions................            0                7,500               15,000
        General and Administrative (1)..........        7,500               25,000               40,000
        Expenses of the Offering (2)............       49,500               49,500               49,500
        Loan Repayment                                  9,000               30,000               60,000
                                                   -----------       --------------       --------------
        Working Capital.........................            0                    0                5,500
                                                   -----------       --------------       --------------
        TOTAL...................................      $66,000             $132,000             $200,000

-------------------------------

(1) Includes officers' salaries, rent, other fixed overhead expenses, and other costs associated with office space we anticipate leasing. All of these expenses are associated with the development and implementation of our proposed plan of operations.
(2) The expenses of the Offering are estimated to be $49,500 and include filing fees, transfer agent fees and expenses, legal fees and expenses, and accounting fees and expenses.

Certain of our investors have loaned us funds that are being used as operating expenses and for the costs of this Offering. A portion of the proceeds of this Offering will be used to pay off these loans. Thus far, these loans amount to approximately $60,000. We intend to borrow up to a total of $80,000 in this manner. Those loans are in the form of promissory notes (bridge loans) at an interest rate of 10% per annum. The loans mature in one year and most will be due beginning in March 2002.

If we are successful in raising only a minimal amount of money, the resulting lack of proceeds will make it unlikely that we will be able to fully implement our proposed plan of operations. The projected expenditures above are estimates and approximations only and may change due to changes in our business; however, as of the date hereof, they represent our best projection for how the funds raised by this Offering will be used. For example, we may determine that funds earmarked for one particular type of allocation may be more productively spent in another allocated use, based upon the experience of our management in evaluating our needs over the next twelve months. Proceeds not immediately used will be invested in bank certificates of deposit, insured bank deposit accounts, or similar investments.

                                 DIVIDEND POLICY

We currently plan to retain any earnings and use them to finance the growth and development of our business. We also intend to use earnings for working capital and general corporate purposes. We do not anticipate paying cash dividends on our common stock; however, any payment of dividends will be at the discretion of the Board of Directors and will depend upon the following factors:

     o    earnings,
     o    financial condition,
     o    capital requirements,
     o    level of indebtedness,
     o contractual provisions that might restrict the payment of dividends, and
     o    factors that we cannot currently predict.

Persons who desire or need dividend income should not invest in our common stock.

                                    DILUTION

The net tangible book value deficiency of our outstanding shares of common stock as of December 31, 2000, was approximately $(9,384) or $(.003) per share. "NET TANGIBLE BOOK VALUE" per share represents the total amount of our tangible assets, less the total amount of our liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale of 200,000 shares offered at an initial public offering price of $1.00 per share less estimated costs of the Offering, our net tangible book value at December 31, 2000 would have been $141,116 or approximately $0.044 per share. This represents an immediate increase in net tangible book value of $0.047 per share to existing shareholders and an immediate dilution of over $0.956 per share of common stock to new investors.

The following table illustrates this per share dilution:

          Initial public offering price per share                     $1.00
          Net tangible book value per share
              before the Offering                                    ($ .003)
          Increase per share attributable to new investors
              purchasing this Offering                                $ .047
          Net tangible book value per share
              after this Offering                                     $ .044
          Dilution per share to new investors                         $ .956

The following table sets forth the number of shares of common stock purchased, the total consideration paid and the average price per share paid by our existing stockholders as of March 15, 2001 and new investors purchasing the shares of common stock offered:


                                       SHARES PURCHASE                   TOTAL CONSIDERATION
                              ----------------------------------     ----------------------------     AVERAGE PRICE
                                  NUMBER             PERCENT            NUMBER          PERCENT         PER SHARE
                              ----------------    --------------     --------------    ----------    ----------------
Existing shareholders.......    3,000,000             93.75%              $4,000            2.0%          $0.0013
New investors...............      200,000              6.25%            $200,000           98.0%            $1.00
Total.......................    3,200,000            100.00%            $204,000          100.0%

The above discussion assumes that all 200,000 shares that we are offering to the public at $1.00 will be sold. If less than $200,000 in gross proceeds is received from the Offering, dilution to new investors who invest in the common sock will be greater than described above. By way of example, if only 100,000 shares of common stock are sold in this Offering (one-half of the Offering), the tangible book value per share would have been approximately $0.013 as of December 31, 2000 and the new investors would have suffered a dilution of nearly $0.987 per share.

                                    BUSINESS

INTRODUCTION

We are a start-up beverage brokerage company. The initial mission of the Company is to build a Midwest-based beverage brokerage that supplies a limited line of unique, flavored, delightful beverages to schools, universities, wholesalers, retailers, and distributors in the Midwestern United States. The Company has an initial customer base with the local school districts as a result Mr. Smith's position as an administrator and educator in the area for 25 years. In order to focus on this initial customer base, we will focus on four traditional beverage categories: bottled water, fruit beverages, soft drinks, and sports drinks.

We currently have rights to distribute four new products in the Kansas City area, our base of operations and initial market. As our business expands, we intend to seek the rights to broker new products and will seek partnerships with bottlers, distributors, and manufacturers that have an existing customer base in other parts of the country through which we can distribute our current product line. Once established domestically, we also intend to formulate a plan to expand into international markets. We are also in the process of pursuing a government contract that would allow us to export to any military base in the world.

We have the expertise to handle the anticipated first year product distribution, an existing network of firms with which we will partner, an experienced staff, an existing billing, tracking, and accounting system and the active involvement of the owner.

We do not develop, produce, bottle, or otherwise manufacture any of our own products. Our principal business is soliciting contracts to purchase beverage products from a wholesaler and arranging distribution for those products to institutional and retail customers. We also intend to build an Internet website, establish a merchant account, and allow both existing and new customers to make purchases directly from the website.

Management of the company anticipates that implementation of this business plan will succeed for the following reasons:

     o We have a network of reliable distributors in place to distribute products;
     o    We have unique products that are oriented toward trending markets;
     o We have established relationships with critical persons within the beverage industry (distributors, manufacturers and bottlers);
     o We are beginning to develop a customer base that includes established businesses, distributors, and organizations, besides the initial school contacts that were pursued; and
     o Our President has worked successfully in the beverage distribution business previously.

MARKETING STRATEGY AND PROPOSED PLAN OF OPERATION

We currently have the right to distribute four products from Vancol. These products are Tommy Knocker Root Beer, Kwencher Thirst Aid Products, Ora Nutritional Supplements, and Blue Ox Energy Drinks. The rights to distribute these products are not exclusive to us and thus, do not preclude others from marketing the products in the region where we operate. In addition, the arrangement with Vancol does not include any obligations to either party, and it will therefore be incumbent on us to establish the market and the customers.

We have recently secured an account to distribute the Kwencher line to school lunch programs in Johnson, Miami, and Franklin counties in Kansas. We are currently, and will continue, to search for new unique beverage products to introduce to the Greater Kansas City metropolitan market.

The initial market will be the Greater Kansas City metropolitan area where there are 30 school districts with over 100,000 students. The initial market emphasis will be the Kwencher product line. The customers for these products will be secondary students in the school districts of the counties mentioned above where the products will be offered in the school lunch programs. The first account and product order was with USD #233 Olathe, Kansas. Three schools ran out of product within the first two days, indicating that the students are buying and enjoying the product. The Kwencher line offers the student customers alternative choices from Gatorade, Frutopia, and natural still water.

With the inclusion of Blue Ox energy drink in the product line, we will be able to penetrate the fast growing New Age beverage market. Energy drinks are the fastest growing beverages in the "New Age" category. In 1999 and 2000, energy drinks have experienced over 100% growth, which is the highest growth factor in all beverage categories. The next closest beverage is vegetable and fruit blends experiencing 88.5% growth. Blue Ox is the industry leader in energy drinks, with a great tasting product in four flavors. The other energy drink makers only manufacture one flavor.

Of the total U.S. soft drink consumption, the West Central area consumes 57.3%. We desire to include the soft drink market in our second year of operations. We hope to introduce new products and a wider distribution area, including an international market, during years three and four.

In addition to selling directly to the school lunch room market, we will target markets where there are established distributors who currently have transportation and distribution facilities and are capable of moving our product lines into a new geographical area without requiring a physical presence or infrastructure to allow both direct shipping of products and to gain accounts with other established vendors and customers. We intend to hire a sales person who will be given a base salary plus commission, that will be tasked with marketing to wholesale and retail customers. We intend to have this person focus his or her efforts on those companies that have corporate or regional headquarters in the Kansas City area with the objective of gaining shelf space in their retail facilities located in the Midwest.

For the next 12 months, our funding strategy will consist of relying on a combination of bank and private financing and on the proceeds of this Offering. As of June 1, 2001, we had raised approximately $60,000 through loans to certain of our investors. These funds will be used to cover the costs of this Offering, general operating expenses, marketing, and product inventory costs. Using this interim financing and the sale proceeds from the Offering, we believe we will be able to satisfy our cash requirements over the next year and anticipate that we will have the resources to aggressively pursue our business plan.

THE INDUSTRY

In the United States in 1998, the market for the eight traditional beverage categories, beer, bottled water, fruit beverages, tea, soft drinks, spirits, sports drinks, and wine, was as follows: $187 billion in retail sales ($117 billion wholesale); 30.9 billion gallons of product sold, and an average per person consumption of over 114 gallons.

For the same period, the sales data for the four product categories that we will broker (bottled water, fruit beverages, soft drinks and sports drinks) were as follows: $79.2 billion in retail sales ($61.7 billion wholesale); 13.1 billion gallons of product sold, and an average per person consumption estimated at over 20 gallons per year.

Based on industry research, we believe it is feasible to initially focus our operations on three specific product types; bottled still water, fruit-flavored juices, and packaged sports drinks. According to the Beverage Marketing Corporation, 92% of bottled water sold is still water, 60% of fruit beverages sold are juices, and nearly 70% of sports drinks that are sold are the packaged variety. Each of these markets is included in the our product line. In addition to these three categories, we will also carry selected soft drinks for distribution.

PRODUCTS

As mentioned above, we intend to distribute four products from Vancol: Kwencher Thirst Aid Products, Tommy Knocker Root Beer, Ora Nutritional Supplements, and Blue Ox Energy Drinks. The products are described in more detail below.

     BLUE OX ENERGY DRINKS. Blue Ox Energy drinks are bottled in Denver, Colorado by Vancol. This is our flagship product on which we are building our initial business. Blue Ox comes in 8.4 fluid ounce cans in a 24-pack shrink-wrap in the original Blue Cola Flavor, Orange, Citrus, and Black Cherry. They have experienced over 100% growth in the last two years. Beverage industry experts are predicting energy drink sales to soar from sales over $300 million to $2 billion within a few years. These stimulant drinks are also being sold as "functional beverages" because they offer something beyond taste and hydration. Many consumers under 35 are using the drinks as mixers with premium liquors.

     WATER PRODUCTS. Kwencher water products, bottled in Denver, Colorado by Vancol, are a pure, non-carbonated water with a major splash of natural fruit flavors in 16.9 ounce plastic sports bottles. The flavors include Strawberry Banana, Honey Bee, Lemonade, Kiwi, Strawberry, Strawberry Vanilla, Orange, Creme Soda, and Peaches & Creme. Kwencher believes packaging drives sales for flavored waters and led to the products' appearance at Wal-Mart stores starting in 1999. Besides being eye-catching, the faceted bottle design is also functional. The product is bottled under license from Mount Olympus Waters, Inc., Salt Lake City, Utah. The new blue-tinted 1/2-L PET bottle, molded by Schmalbach-Lubeca Plastic Containers, entered markets in

1999 to replace a stock blue-tinted PET bottle. Vancol credits the custom bottle with drawing the interest and subsequent business of Wal-Mart. A limited test that started around July 4, 1999, proved so successful that Kwencher stayed in the stores.

The bottle's ribs, full-around narrow rings above and below the smooth label area, and pipes bolster its strength. The pipes are the symmetrical convex portions that extend out from the lines molded into the bottle. Together, these strengthening aspects combine to provide very good top load capabilities and do not compromise the bottle's squeezability, which is exceptional for a PET bottle. The bottle also incorporates elements of a sports bottle, including the push-pull cap, with tamper-evident inner seal, from Creative Packaging. Kwencher's seven flavors were increased to nine with the addition of Strawberry-Banana and Orange Mango Tango in September 1999.

     ROOT BEER. Tommy Knocker root beer is bottled in Denver, Colorado by Vancol and packed in 12 ounce bottles in attractive four-pack for each of the following flavors: Original Root Beer, Strawberry Creme, and Almond Creme. The smooth taste and unique flavors offer an alternative to standard root beer. The product comes in a long-necked brown bottle and the attractive label with the Tommy Knocker character intended to make this product stand out on the shelf.

     SUPPLEMENT DRINK. Ora Nutritional drinks are bottled in Denver, Colorado by Vancol and packed in 20 ounce bottles in a variety of flavors that include nutritional supplements. Ora Nutritional suggests that the supplements, which include ginseng, angelica, choline, ginkgo biloba, aloe vera, beta-carotene, dandelion and guarana can enhance a consumer's energy, vitality, and focus. The drinks come in four different flavors, all with an assortment or combination of the above supplements.

ADVERTISING AND SALES PROMOTION PROGRAMS

Vancol provides excellent promotional materials for use by its distributors. The materials include high quality multi-color booklets and brochures that can be used in presentations to potential customers as well as for direct mailing or as handouts at promotional events. We have a ready supply of these materials and, to date, they have been effective in gaining sales. We intend to equip our sales staff with the printed material and a supply of each product for use in approaching potential customers. We anticipate that customers will also be directed to a website maintained by our Company where information regarding each product (ingredients, pricing, etc.) will be available.

We intend to use funds raised in this Offering to place advertisements in printed industry periodicals and to place banner ads in various beverage industry websites. The objective of the banner ads will be to drive potential customers to our website.

In addition, both Vancol and other large- to mid-size bottling companies have marketing campaigns to introduce, brand, and sell their products in certain targeted areas of the country. These campaigns consist of television and radio advertising, billboards, tradeshow kiosks, booths, banners, and other display items. Our objective is to achieve a volume sales level from venders to allow for their marketing campaign to enter our initial target market area. We desire to assist in this effort by approaching retail customers to allow point-of-purchase displays in their stores and conduct certain, targeted promotions at community events where we will provide the product for both giveaways and direct sales.

NEW PRODUCT DEVELOPMENT

Because we will rely on trending products and trending markets, we must monitor the market to be able to deliver a continuous line of fresh, new products to existing customers and to the marketplace. We plan to carefully watch beverage market periodicals and beverage industry websites in search of new products, test the products and, if deemed satisfactory, approach the manufacturer and customer for sales agreements.

COMPETITION

While many of our competitors may have greater resources available to them, we believe that we can successfully compete as a result of Mr. Smith's prior experience in the field and our ability to enter the market with minimal overhead. An important factor in our early sales growth is Mr. Smith's personal contacts with the local school districts. As we expand our markets beyond school programs, a key ingredient for the Company's success will be the caliber, commitment, and drive of Mr. Smith and Ms. Orscheln.

PRICING AND MARKETING

Our pricing strategy is to broker products on a volume basis with a competitive net margin. The pricing structure will provide a mark-up on the base price of product that will range from $3.50 to $9.50 per case, yielding margins of 50-75%.

DISTRIBUTION

Our initial objective is to locate existing distributors that have the necessary equipment, sales staff, and facilities to accept, store, and distribute our products. This includes local distributors, grocery stores, and other various wholesalers. We have informal arrangements with several local distributors who will handle initial product pick-up and delivery. In addition, we intend to make arrangements with Vancol to direct ship product to customers on an as-needed basis.

CUSTOMER SERVICE PROGRAMS

As with all businesses, customer satisfaction is directly related to company sales. We will accommodate the needs of our customers by providing excellent customer service. Mr. Smith has existing relationships with the school districts in the area, and his main focus will be to support and enhance these relationships with frequent personal visits, follow-up telephone calls, and occasional solicitation of customer satisfaction surveys. In addition, we will provide point-of-sale items available from manufacturers, prompt and timely filling of orders, and reasonable payment terms.

CREDIT AND COLLECTION POLICIES

Sales to the local school districts will be on terms of net 30 days. As we expand and pick up customers and distributors, a letter of credit policy will be adopted whereby customers will have to provide evidence of payment prior to product shipping.

OPERATING SYSTEMS AND PROCEDURES

Orders are placed via telephone to our office. Once an order is received, a target delivery date is established and an order form is completed and faxed to the customer to confirm with signature. Within 24 hours, an order is forwarded simultaneously to the bottler and to the distributor and is confirmed in a return fax to us. We have online access to the bottler's shipping department to confirm the agreed delivery date and maintain contact with this system to ensure timely delivery. We then coordinate the delivery with the distributor and get confirmation from the distributor when the delivery is made to the customer. We also make a follow-up telephone call is made to the customer to confirm receipt and condition of the product and an invoice is produced and mailed to the customer.

We are set up with a local bank to process different types of payments, including checks, credit cards, cash, and money orders. We also review each account on a bi-weekly basis to insure that net 30-day terms are being met. If an account becomes delinquent, we send a reminder letter.

INSURANCE

We intend to ensure that manufacturers for which we distribute product provide evidence of insurance. In addition, we intend to maintain a $1 million general liability policy for general company business protection, including employee travel, facility and equipment, and product liability.

FACILITIES

We currently operate from a home office where all current orders, deliveries, billing, and communications are handled. Current warehouse storage and distribution services are being handled by local distributors for the interim period until sales and cash flow permit expansion. As sales increase, we intend to lease office space, warehouse space, dock, and forklift capabilities. We are contemplating a secondary offering to fund this expansion when appropriate.

EQUIPMENT, MACHINERY, AND VEHICLES

As a broker, there will be no need initially for us to invest capital in equipment, such as delivery trucks, forklifts, refrigeration equipment, or dollies. The equipment we rely on includes computers, printers, fax machine, scanner, telephones, and other general office equipment. As mentioned above, growth and expansion may provide the necessity to acquire these assets in the future.

                                   MANAGEMENT

OFFICERS AND DIRECTORS

Information concerning each of our executive officers and directors is set forth below:


              NAME                          AGE               POSITION
              ----                          ---               --------
         James R. Smith                     62                President, Secretary, Treasurer,
                                                              Acting CFO, Director
         Lauri A. Orscheln                  37                Vice President, Director

Our directors are elected to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified. Our officers are elected by the Board of Directors and hold office until their successors are elected and qualified.

     JAMES R. SMITH is President, Secretary, Treasurer, and key manager of the company. He has over 39 years business experience in public and private companies, with approximately 15 of those years in the beverage industry. Mr. Smith has demonstrated abilities in the areas of administration, management (budget, personnel and facilities), sales, service, business consulting, personnel interrelationships, advertising, and leadership. He has experience and the ability to develop a business from start-up through implementation. His business enterprises included creation and development of real estate ownership/partnerships, a computer consulting company, a physical fitness center, and two beverage distribution companies.

     Mr. Smith's beverage distribution career began in 1982 when he created Europa Distributors, Inc., a beverage distribution company very similar to Cedar Mountain Distributors. Europa, based in Olathe, Kansas, obtained the exclusive distributing rights for Chapelle(R) Sparkling Mineral Waters that were imported from Germany. In a one-year period, Europa conducted $700,000 in sales in 23 states. Mr. Smith set up distribution nationwide with beer wholesalers and served as President of the company. In 1984 Mr. Smith sold his shares in the company to take the position of Vice President of University Relations at Ottawa University. In 1992, Mr. Smith returned to the beverage industry and created Frontier, Inc., a local beverage distribution service operating in the Kansas City area. In 1999, Mr. Smith established Tarus International, Inc.

     Mr. Smith is a graduate of Ottawa University in Ottawa, Kansas, with a Bachelor of Science in Physical Education and Science. Later, he obtained a Master of Science degree in Biology and Chemistry from Emporia State College in Kansas, and also obtained an Educational Administrative Certification from the University of Kansas. For the last six years, Mr. Smith has been employed as the Director of Community Development with the Olathe Kansas School District.

     LAURI A. ORSCHELN is Vice President and oversees sales and marketing activities for the Company. With over a decade of experience in marketing and finance, Ms. Orscheln possesses a proven track record in sales. She is a 1985 graduate of Emporia State University where she obtained a Bachelor of Science Degree in Business Administration and Marketing. She attended Emporia State University in Kansas on an athletic scholarship. She competed on the varsity gymnastics team at the national level. Upon graduating from college, she went to work in the banking industry. Ms. Orscheln has been a successful loan officer for several lending institutions. Her sales figures were always in the top 5% of her peers. Ms. Orscheln has served on the Board of Directors for Habitat for Humanity and been an active member of the Board of Realtors. She currently is a member of Noon Optimist Club of Olathe and the Olathe Chamber of Commerce. Since joining us in December 2000, Ms. Orscheln has expanded the customer base substantially from a year ago and has begun to successfully penetrate several major market niches including schools, grocery stores, convenient stores, bars and clubs, and military installations.

FAMILY RELATIONSHIPS

Ms. Orscheln is the daughter of James R. Smith.

                             EXECUTIVE COMPENSATION

The following table provides certain summary information concerning compensation paid to executive officers since inception. There were no stock appreciation rights outstanding during the fiscal year ending December 31, 2000, nor are there any rights outstanding as of the date of this Prospectus.


                                                                                     LONG-TERM COMPENSATION
                                                                                     -----------------------
                                         FISCAL                                           OTHER ANNUAL
      NAME AND POSITION                   YEAR        SALARY($)      BONUS($)           COMPENSATION($)
      ------------------------------   ---------    ------------    ------------     -----------------------
      James R. Smith,
      President..................         2000            0              0                     0

There are no employment agreements with any of our officers or directors.

                             PRINCIPAL STOCKHOLDERS

The following table and notes set forth information concerning the beneficial ownership of the Company's shares as of June 1, 2001 for (i) each current Director and each nominee for Director (ii) each named executive officer of the Company as defined in 402(a)(2) of Regulation S-B of the Securities Act of 1933,
(iii) all persons known by the Company to beneficially own more than 5% of the Company's voting shares, and (iv) all officers and Directors of the Company as a group.


                                                                                     AMOUNT AND
                                                                                     NATURE OF         PERCENTAGE OF
NAME                                    TITLE                                     OWNERSHIP(1)(2)         CLASS(3)
------------------------------------    -------------------------------------     -----------------    ---------------
James R. Smith (4)                      President, Secretary/Treasurer,               1,000,000            33.3%
                                        Acting CFO, Director
Lauri A. Orscheln                       Vice President, Director                            -0-             -0-
David C. Owen (5)                       Beneficial Owner                                940,000            36.0%
Malcolm K. Green (6)                    Beneficial Owner                                640,000            21.3%
Laura Owen (7)                          Beneficial Owner                                350,000            11.7%
All Directors and Executive Officers as a Group                                       1,000,000            33.3%

----------------------

(1) Unless otherwise noted, the Company believes that all shares are beneficially owned and that all persons named in the table or family members have sole voting and investment power with respect to all shares owned by them. Unless otherwise indicated, the contact address of each individual is 11011 King Street, Suite 260, Overland Park, Kansas 66062.

(2) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options.

(3) Assumes 3,000,000 shares outstanding plus, for each individual, any securities that such individual has the right to acquire upon exercise of presently exercisable stock options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof have been exercised.

(4)  Mr. Smith's address is 1236 East Frontier Lane, Olathe, Kansas 66062.

(5) Includes the following shares for which David C. Owen holds voting and investment control: (i) 300,000 shares held by Owen Enterprises, LLC, (ii) 100,000 shares held by DBM, LP, (iii) 100,000 shares held by Emerson B. Wells, LP, (iv) 300,000 shares held by the David & Laura Owen Trust, and
     (v) 140,000 of 280,000 shares held by Midwest Equity Group, LLC, which is controlled jointly by David C. Owen and Malcolm K. Green.

(6)  Includes 140,000 of 280,000 shares held by Midwest Equity Group, LLC.

(7)  Laura Owen is the wife of David C. Owen.

      CERTAIN TRANSACTIONS INVOLVING OUR OFFICERS, DIRECTORS AND AFFILIATES

Our corporate offices are located at the personal residence of James R. Smith. Under an oral agreement with Mr. Smith, we pay no rent for the use of this office space.

On June 15, 2000, our shareholders approved the acquisition of Tarus. As part of the acquisition agreement, shareholders approved the exchange of 1,000,000 shares of restricted common stock for Cedar Mountain Distributors, Inc. in exchange for 200,000 shares of common stock of Tarus. As a result, Tarus became a wholly-owned subsidiary of Cedar Mountain Distributors, Inc.

David C. Owen and Malcolm K. Green have provided consulting services to the Company in exchange for the right to purchase the ownership interests they acquired in the Company as outlined in Item 26 below and as set forth under Principal Stockholders above.

                            DESCRIPTION OF OUR STOCK

GENERAL

We are authorized to issue 50,000,000 shares of $0.001 par value common stock and 5,000,000 shares of $0.001 par value preferred stock.

COMMON STOCK

As of the date of this Prospectus, there were 3,000,000 shares of common stock outstanding held by 14 shareholders.

Holders of common stock are entitled to one vote per share in all matters to be voted on by the shareholders. Except for any priority in the payment of dividends, which may be granted to the holders of preferred stock, holders of common stock are entitled to receive on a per share basis any dividends that may be legally declared from time to time by our Board of Directors. If we were to liquidate, dissolve, or wind up our affairs, holders of common stock would be entitled to share ratably in all assets remaining after payment of our liabilities and the liquidation preference, if any, of any outstanding preferred stock. All of our issued and outstanding shares of common stock are fully paid and non-assessable. The rights, preferences, and privileges of common stock holders are subject to the rights of the holders of preferred stock even if the preferred stock is issued after your common stock.

PREFERRED STOCK

The Board of Directors has the authority, without any further vote or action by the shareholders, to issue up to 5,000,000 shares of preferred stock from time to time on those terms that the Board of Directors may determine. Although it is not possible to state what effect, if any, issuance of preferred stock might have on the rights of common stockholders, the issuance of preferred stock may have one or more of the following effects:

     o to restrict common stock dividends if preferred stock dividends have not been paid,
     o to dilute the voting power and equity interest of holders of common stock to the extent that any preferred stock has voting rights or is convertible into common stock, and
     o to prevent current holders of common stock from participating in our assets if we were to liquidate until the preferred stockholders have been paid.

The issuance of any shares of preferred stock having rights superior to those of common stock may result in a decrease of the value or market price of our common stock. The issuance of preferred stock could also be used by the Board of Directors as a device to prevent a change in our control. There are no shares of preferred stock presently outstanding and the Board of Directors does not presently intend to issue any shares of preferred stock.

NO PREEMPTIVE RIGHTS

Holders of common stock do not have any preemptive right to subscribe for or purchase any class of our securities nor do they have any redemption or conversion rights.

NO CUMULATIVE VOTING

Common stock shareholders do not have the right to cumulate his or her votes in an election of directors or for any other matter or matters to be voted upon by our shareholders.

CERTAIN PROVISIONS OF THE NEVADA GENERAL CORPORATION LAW

As a Nevada corporation, we are subject to the Nevada Revised Statutes ("NRS" or "Nevada law"). Certain provisions of Nevada law create rights that might be deemed material to our shareholders. Other provisions might delay or make more difficult acquisitions of our stock or changes in our control or might also have the effect of preventing changes in our management or might make it more difficult to accomplish transactions that some of our shareholders may believe to be in their best interests.

     DISSENTERS' RIGHTS. Among the rights granted under Nevada law which might be considered material is the right for shareholders to dissent from certain corporate actions and obtain payment for their shares (see Nevada Revised Statutes ("NRS") 92A.380-390). This right is subject to exceptions, summarized below, and arises in the event of mergers or plans of exchange. This right normally applies if shareholder approval of the corporate action is required either by Nevada law or by the terms of the articles of incorporation.

     A shareholder does not have the right to dissent with respect to any plan of merger or exchange, if the shares held by the shareholder are part of a class of shares which are (1) listed on a national securities exchange, (2) included in the national market system by the National Association of Securities Dealers, or (3) held of record by not less than 2,000 holders. This exception notwithstanding, a shareholder will still have a right of dissent if it is provided for in the articles of incorporation or if the shareholders are required under the plan of merger or exchange to accept anything but cash or owner's interests, or a combination of the two, in the surviving or acquiring entity, or in any other entity falling in any of the three categories described above in this paragraph.

     INSPECTION RIGHTS. Nevada law also specifies that shareholders are to have the right to inspect company records (see NRS 78.105). This right extends to any person who has been a shareholder of record for at least six months immediately preceding his demand. It also extends to any person holding, or authorized in writing by the holders of, at least 5% of outstanding shares. Shareholders having this right are to be granted inspection rights upon five days' written notice. The records covered by this right include official copies of (1) the articles of incorporation, and all amendments thereto, (2) bylaws and all amendments thereto; and (3) a stock ledger or a duplicate stock ledger, revised annually, containing the names, alphabetically arranged, of all persons who are stockholders of the corporation, showing their places of residence, if known, and the number of shares held by them respectively. In lieu of the stock ledger or duplicate stock ledger, Nevada law provides that the corporation may keep a statement setting out the name of the custodian of the stock ledger or duplicate stock ledger, and the present and complete post office address, including street and number, if any, where the stock ledger or duplicate stock ledger specified in this section is kept.

     CONTROL SHARE ACQUISITIONS. Sections 78.378 to 78.3793 of Nevada law contain provisions that may prevent any person acquiring a controlling interest in a Nevada-registered company from exercising voting rights. To the extent that these rights support the voting power of minority shareholders, these rights may also be deemed material. These provisions will be applicable to us as soon as we have 200 shareholders of record with at least 100 of these having addresses in Nevada as reflected on our stock ledger. While we do not yet have the required number of shareholders in Nevada or elsewhere, it is possible that at some future point we will reach these numbers and, accordingly, these provisions will become applicable. We do not intend to notify shareholders when we have reached the number of shareholders specified under these provisions of Nevada law. Shareholders can learn this information pursuant to the inspection rights described above and can see the approximate number of our shareholders by checking under Item 5 of our annual reports on Form 10-KSB. This form is filed with the

Securities and Exchange Commission within 90 days of the close of each fiscal year hereafter. You can view these and our other filings at www.sec.gov in the "EDGAR" database.

     Under NRS Sections 78.378 to 78.3793, an acquiring person who acquires a controlling interest in company shares may not exercise voting rights on any of these shares unless these voting rights are granted by a majority vote of our disinterested shareholders at a special shareholders' meeting held upon the request and at the expense of the acquiring person. If the acquiring person's shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any shareholder, other than the acquiring person, who does not vote for authorizing voting rights for the control shares, is entitled to demand payment for the fair value of their shares, and we must comply with the demand. An "ACQUIRING PERSON" means any person who, individually or acting with others, acquires or offers to acquire, directly or indirectly, a controlling interest in our shares. "CONTROLLING INTEREST" means the ownership of our outstanding voting shares sufficient to enable the acquiring person, individually or acting with others, directly or indirectly, to exercise one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more of the voting power of our shares in the election of our directors. Voting rights must be given by a majority of our disinterested shareholders as each threshold is reached or exceeded. "CONTROL SHARES" means the company's outstanding voting shares that an acquiring person acquires or offers to acquire in an acquisition or within 90 days immediately preceding the date when the acquiring person becomes an acquiring person.

     These Nevada statutes do not apply if a company's articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest by an acquiring person provide that these provisions do not apply.

     According to NRS 78.378, the provisions referred to above will not restrict our directors from taking action to protect the interests of our Company and its shareholders, including without limitation, adopting or executing plans, arrangements or instruments that deny rights, privileges, power or authority to a holder of a specified number of shares or percentage of share ownership or voting power. Likewise, these provisions do not prevent directors or shareholders from including stricter requirements in our Articles of Incorporation or Bylaws relating to the acquisition of a controlling interest in the Company.

     Our Articles of Incorporation and Bylaws do not exclude us from the restrictions imposed by NRS 78.378 to 78.3793, nor do they impose any more stringent requirements.

     CERTAIN BUSINESS COMBINATIONS. Sections 78.411 to 78.444 of the Nevada law may restrict our ability to engage in a wide variety of transactions with an "INTERESTED SHAREHOLDER." As was discussed above in connection with NRS 78.378 to 78.3793, these provisions could be considered material to our shareholders, particularly to minority shareholders. They might also have the effect of delaying or making more difficult acquisitions of our stock or changes in our control. These sections of NRS are applicable to any Nevada company with 200 or more stockholders of record and that has a class of securities registered under
Section 12 of the 1934 Securities Exchange Act, unless the company's articles of incorporation provide otherwise. While our securities are not registered yet under Section 12, we may register them under this provision at some point in the future. Similarly, as was discussed above, although we do not yet have 200 or more shareholders, we may reach this number at some future date. If these events occur, we will be subject to these statutes as our Articles of Incorporation do not exempt us from them.

     These provisions of Nevada law prohibit us from engaging in any "combination" with an interested stockholder for three years after the interested stockholder acquired the shares that cause him to become an interested shareholder, unless he had prior approval of our Board of Directors. The term "COMBINATION" is described in NRS 78.416 and includes, among other things, mergers, sales or purchases of assets, and issuances or reclassifications of securities. If the combination did not have prior approval, the interested shareholder may proceed after the three-year period only if the shareholder receives approval from a majority of our disinterested shares or the offer meets the requirements for fairness that are specified in NRS 78.441-42. For the above provisions, "RESIDENT DOMESTIC CORPORATION" means a Nevada corporation that has 200 or more shareholders. An "INTERESTED STOCKHOLDER" is defined in NSR 78.423 as someone who is either:

     o the beneficial owner, directly or indirectly, of 10% or more of the voting power of our outstanding voting shares, or
     o our affiliate or associate and who within three years immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our outstanding shares at that time.

     DIRECTORS' DUTIES. Section 78.138 of the Nevada law allows our directors and officers, in exercising their powers to further our interests, to consider the interests of our employees, suppliers, creditors and customers. They can also consider the economy of the state and the nation, the interests of the community and of society and our long-term and short-term interests and shareholders, including the possibility that these interests may be best served by our continued independence. Our directors may resist a change or potential change in control if they, by a majority vote of a quorum, determine that the change or potential change is opposed to or not in our best interest. Our Board of Directors may consider these interests or have reasonable grounds to believe that, within a reasonable time, any debt which might be created as a result of the change in control would cause our assets to be less than our liabilities, render us insolvent, or cause us to file for bankruptcy protection

AMENDMENTS TO BYLAWS

Our Articles of Incorporation provide that the power to adopt, alter, amend, or repeal our Bylaws is vested exclusively with the Board of Directors. In exercising this discretion, our Board of Directors could conceivably alter our Bylaws in ways that would affect the rights of our shareholders and the ability of any shareholder or group to effect a change in our control; however, the Board would not have the right to do so in a way that would violate law or the applicable terms of our Articles of Incorporation.

TRANSFER AGENT AND REGISTRAR

Before the effective date of this Offering, we intend to engage Interwest Transfer Company, Inc. of Salt Lake City, Utah, as the transfer agent and registrar of our common stock.

                        INDEMNIFICATION AND PUBLIC POLICY

Our Articles of Incorporation contain a provision permitted under the Nevada law concerning the liability of directors. This provision permits our Board of Directors to enter into indemnity agreements between our Company and each director or officer. These agreements shall provide for the fullest possible indemnification of our directors and officers that is permitted under Nevada law. They are to extend to all expenses, judgments, fines, penalties, excise taxes, and amounts paid in settlement for claims relating to the particular director or officer's service with or for our Company. This provision eliminates a director or officer's personal liability for monetary damages; however, it does not extend to breaches of the duty of loyalty or to acts or omissions that involve intentional misconduct or a knowing violation of law. This provision does not limit or eliminate our rights or the rights of any shareholder to seek non-monetary relief, like an injunction or rescission, if there is a breach of a director's fiduciary duty. This provision will not change a director's liability under federal securities laws.

Insofar as indemnification for liabilities arising under the Securities Act is permitted to our directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, this type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                              TERMS OF THE OFFERING

PLAN OF DISTRIBUTION

We are offering to sell up to 200,000 shares of our common stock at a purchase price of $1.00 per share. Our common stock is being offered by our officers and directors on a "DIRECT PARTICIPATION" basis. This means that no underwriter will be involved to assist in our sales efforts. The employees, officers, and directors who will sell the Offering on our behalf are James R. Smith and Lauri
A. Orscheln. These individuals will be relying on the safe harbor in Rule 3a4-1 under the Securities Exchange Act of 1934 to sell our securities. The principal shareholders will supply names of prospective investors to our management, none of whom shall have been offered shares of common stock prior to the date of this Prospectus. We do not intend to offer the shares of common stock by means of general advertising or solicitation. No sales commission, finder's fee, or other compensation (other than the normal salaries paid to our management) will be paid for common stock that we sell. We reserve the right to withdraw, cancel or reject any offer to purchase our stock. The common stock registered in this Offering will not be sold to our insiders, control persons, or affiliates. There are no plans, proposals, arrangements, or understandings with any potential sales agent with respect to participating in the distribution of our securities. If at some point in the future, participation with sales agents develops, the registration statement will be amended to identify those persons.

DETERMINATION OF OFFERING PRICE

We arbitrarily determined the offering price and other terms of our common stock after considering the following factors:

     o the amount of proceeds required to initiate our business plan and marketing strategy.
     o    our lack of revenues,
     o    our management capability,
     o    our plans for future growth,
     o    the general condition of the securities markets, and
     o    the amount of retained equity to the present shareholders.

Prospective investors should not assume that the offering price of our common stock necessarily reflects the actual value of our common stock.

NO MINIMUM INVESTMENT

There is no minimum investment that any investor must make in this Offering. Further, there is no minimum amount of stock that must be sold in order for this Offering to go forward. All funds received by us from the sale of our common stock offered by this Prospectus will be deposited immediately into our operating account and used as described above under "Use of Proceeds."

TERMINATION OF OFFERING

This Offering will terminate six months from the date of this Prospectus unless all shares offered by this Prospectus are sold prior to that date.

                      NO PUBLIC MARKET FOR OUR COMMON STOCK

Before the Offering, there has been no established trading market for our common stock. Even if a public market were to be created or maintained, brokers or dealers who make a market in or otherwise trade in our common stock would be subject to requirements when trading our stock that are not imposed upon the trading of stock with a higher market value. This is because our stock would be considered to be a "PENNY STOCK." For example, Rule 15g-9 under the Securities Exchange Act of 1934 imposes additional sales practice requirements upon broker-dealers who sell "PENNY STOCKS" to persons other than established customers and institutional accredited investors. For transactions under this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. The SEC normally defines a "PENNY STOCK" to be any non-Nasdaq Stock Market equity security that has a market price of less than $5.00 per share. For any transaction by broker-dealers involving a penny stock, the rules of the SEC usually require delivery, prior to a transaction in penny stock, of a risk disclosure document relating to the penny stock market. These additional requirements relating to "penny stocks" could result in the market liquidity of our stock could be severely and adversely affected.

In addition, the National Association of Securities Dealers, Inc. ("NASD") has adopted a series of changes pertaining to the OTC Bulletin Board and the OTC market. Generally stated, these changes:

     o allow only those companies that report their current financial information to the SEC, banking, or insurance regulators to be quoted on the OTC Bulletin Board;
     o require brokers, before they recommend a transaction involving an OTC security, to review current financial statements on the company they are recommending; and
     o prior to the initial purchase of an OTC security, require that every investor receive a standard disclosure statement (prepared by the NASD) emphasizing the differences between OTC securities and other market-listed securities.

The NASD has also adopted a rule which grants authority for the NASD to halt trading of securities on the OTC Bulletin Board under circumstances where the NASD believed the investment public could be harmed. We cannot predict the likelihood of these proposed changes being approved by the SEC in their current form or the adoption of any additional changes by the NASD.

In addition, in order to create a market in our common stock that would trade on the OTC Bulletin Board, we would need to recruit a NASD member broker-dealer to act as a market maker. Although we have identified some potential market makers, we have not entered into any negotiations or arrangements with any broker-dealer to act as a market maker. Even if such a public market were to develop, the vagaries of the stock market might subject our stock to significant price and volume fluctuations that may or may not be related to our operating performance. Such a market maker cannot accept any consideration from us for initiating quotations in our stock

We have not applied for a trading symbol under which our stock would trade. It is anticipated that we would apply for a trading symbol once we have identified a market maker that would agree to make a market in our stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

IN GENERAL

Once the Offering is complete, we will have a total of 3,200,000 shares of common stock outstanding, assuming we are able to sell all shares of common stock offered by this Prospectus. Of these shares of common stock, all shares from the Offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our "AFFILIATES," as that term is defined in Rule 144 of the Act, may generally be sold only in compliance with the limitations of Rule 144 described below.

SALES OF RESTRICTED SHARES

     IN GENERAL. The remaining 3,000,000 shares of common stock are "RESTRICTED SECURITIES" as defined in Rule 144. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under the Securities Act. Subject to the volume limitations described below, 1,200,000 of these shares were eligible for sale under Rule 144 beginning in January 2001. An additional one million shares will qualify in June 2001. During January 2002, an additional 500,000 will be eligible, with the remaining 300,000 becoming eligible by March 6, 2002.

WHO CAN SELL

     IN GENERAL. Under Rule 144, in general, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least one year can sell, within any three-month period a number of shares of common stock that does not exceed the greater of:

     (a) 1% of the then outstanding shares of common stock (about 32,000 shares immediately after the Offering); or

     (b) the average weekly trading volume in our common stock during the four calendar weeks before notice of the Rule 144 sale is filed, subject to a few restrictions described in Rule 144.

     NO VOLUME LIMITS. In addition, any person who has not been our affiliate at anytime during the 90 days before a sale and who has beneficially owned the shares he or she desires to sell for at least two years may sell those shares under Rule 144(k) and not be concerned with the volume limits described above.

     EFFECT OF SALES OF SHARES. Before the Offering, there has been no public market for our common stock. No precise prediction can be made as to whether a market will be created or sustained after the Offering. Therefore, we cannot predict what precise effect sales of restricted stock may have on the market price of our common stock. Nevertheless, sale of substantial amounts of common stock in the public market could adversely affect market prices. Sales of restricted stock could also impair our future ability to raise capital through the sale of our equity securities.

                                   LITIGATION

We are not a party to any pending or threatened legal proceedings.

                                  LEGAL MATTERS

We are being advised on the legality of issuing our common stock offered by this Prospectus by Gibson, Haglund & Paulsen, Sandy, Utah.

                                     EXPERTS

The balance sheet of the Company as of December 31, 2000 and the statements of operations, stockholders' deficit and cash flows for the years ended December 31, 2000 and 1999 have been included herein in reliance upon the report of Sartain Fischbein & Co., Independent Certified Public Accountants, given as the authority of that firm as experts in accounting and auditing. With respect to the unaudited interim financial information for the three month periods ended March 31, 2001 and 2000, the independent certified public accountants have not audited or reviewed such financial statements and have not expressed an opinion or any other form of assurance with respect to such financial statements.

                             ADDITIONAL INFORMATION

We have filed our Form SB-2 Registration Statement with the SEC. This Prospectus does not contain all of the information set forth in the registration statement. You will find additional information about us and our common stock in the registration statement and in the exhibits attached thereto. The registration statement, including its exhibits, may be inspected without charge at the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from that office, if you pay the applicable fees. The registration statement is available on the SEC's website at www.sec.gov.

We have to comply with the information requirements of the Securities Exchange Act of 1934, and will file reports, proxy statements, and other information with the SEC. These materials can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials can be obtained from the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Some information about us is also available on the SEC's website at www.sec.gov.

We intend to furnish our shareholders, after the close of each calendar year, with an annual report that describes our business and contains audited financial statements that have been examined and reported upon by an independent certified public accountant. In addition, we may from time to time furnish our shareholders with other reports that we believe will help keep them informed about our business.

                              FINANCIAL INFORMATION

The Company financial statements for the year ended as of December 31, 2000, and the related statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 2000 and the period from August 5, 1999 (inception) to December 31, 1999; and the unaudited financial statements for the first quarter of 2001 included below.

CEDAR MOUNTAIN DISTRIBUTORS, INC.
CONTENTS

                                                                                   PAGE
                                                                                   ----
INDEPENDENT AUDITORS' REPORT                                                        F-2

FINANCIAL STATEMENTS:

      Balance Sheets                                                                F-3

      Statements of Operations                                                      F-4

      Statement of Stockholders' Deficit                                            F-5

      Statements of Cash Flows                                                      F-6

      Notes to Financial Statements                                             F-7 to F-11


INDEPENDENT AUDITORS' REPORT

To the Stockholders
Cedar Mountain Distributors, Inc.
Olathe, Kansas


We have audited the accompanying balance sheet of Cedar Mountain Distributors, Inc. as of December 31, 2000, and the related statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 2000 and the period from August 5, 1999 (inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cedar Mountain Distributors, Inc. as of December 31, 2000 and the results of its operations and its cash flows for the year ended December 31, 2000 and the period from August 5, 1999 (inception) to December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.


March 26, 2001                          Sartain Fischbein & Co.
Tulsa, Oklahoma

CEDAR MOUNTAIN DISTRIBUTORS, INC.
BALANCE SHEETS

                                                                   December 31,       March 31,
                                                                      2000              2001
                                                                                     (Unaudited)
                                                                   ------------      -----------
ASSETS

CURRENT ASSETS:

    Cash                                                            $  2,573          $ 21,200
    Accounts receivable                                                  715             1,975
    Inventories                                                        5,792            10,135
                                                                    --------          --------
TOTAL CURRENT ASSETS                                                $  9,080          $ 33,310
                                                                    --------          --------
OTHER ASSETS:
    Deposits                                                              --               600
    Prepaid offering costs                                                --             7,500
                                                                    --------          --------
                                                                          --             8,100
                                                                    --------          --------
TOTAL ASSETS                                                        $  9,080          $ 41,410
                                                                    ========          ========
LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
    Accounts payable                                                $  8,582          $  1,600
    Accrued interest payable                                             882             1,546
    Notes payable - stockholders                                       9,000            56,500
                                                                    --------          --------
TOTAL CURRENT LIABILITIES                                             18,464            59,646
                                                                    --------          --------
STOCKHOLDERS' DEFICIT
   Preferred stock, $.001 par value, 5,000,000 shares
      authorized, no shares issued and outstanding                        --                --
    Common stock, $.001 par value, 50,000,000 shares
        authorized, 3,000,000 shares issued and outstanding            3,000             3,000
    Additional paid-in capital                                           410               410
    Accumulated deficit                                              (12,794)          (21,646)
                                                                    --------          --------
TOTAL STOCKHOLDERS' DEFICIT                                           (9,384)          (18,236)
                                                                    --------          --------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                         $  9,080          $ 41,410
                                                                    ========          ========

The accompanying notes are an integral part of the financial statements.

CEDAR MOUNTAIN DISTRIBUTORS, INC.
STATEMENTS OF OPERATIONS

                             Period from
                            August 5, 1999
                             (Inception)
                                 to         Year Ended        Three Months Ended March 31,
                            December 31,    December 31,      ---------------------------
                                1999           2000              2000            2001
                                                              (Unaudited)     (Unaudited)
                             ---------      -----------       ----------      -----------
SALES                        $      --      $    20,272       $   19,230      $    10,618
COST OF SALES                       --           18,134           13,815            6,722
                             ---------      -----------       ----------      -----------
GROSS PROFIT                        --            2,138            5,415            3,896

OPERATING EXPENSES                  --           14,050            1,547           12,084
                             ---------      -----------       ----------      -----------
OPERATING INCOME (LOSS)             --          (11,912)           3,868           (8,188)

INTEREST EXPENSE                    --              882              168              664
                             ---------      -----------       ----------      -----------
NET INCOME (LOSS)            $      --      $   (12,794)      $    3,700      $    (8,852)
                             =========      ===========       ==========      ===========
BASIC INCOME (LOSS)
   PER SHARE                 $       *      $         *       $        *      $         *
                             =========      ===========       ==========      ===========
BASIC WEIGHTED AVERAGE
   SHARES OUTSTANDING        1,000,000        2,060,109        1,000,000        3,000,000
                             =========      ===========       ==========      ===========

* Less than $.01 per share

The accompanying notes are an integral part of the financial statements.

CEDAR MOUNTAIN DISTRIBUTORS, INC.
STATEMENT OF STOCKHOLDERS' DEFICIT
PERIODS FROM AUGUST 5, 1999 (INCEPTION) TO MARCH 31, 2001


                                          Common Stock             Additional
                                   ------------------------         Paid-in         Accumulated
                                     Shares          Amount         Capital           Deficit           Total
                                   ---------         ------        ----------       -----------        --------
Balance at Inception,
    August 5, 1999                        --         $   --         $    --          $     --          $     --

Issue shares for cash at
    $.002 per share                1,000,000          1,000           1,000                --             2,000
                                   ---------         ------         -------          --------          --------
Balance, December 31, 1999         1,000,000          1,000           1,000                --             2,000

Common stock issued in
  merger, $.001 par value          2,000,000          2,000            (590)               --             1,410

Net loss for year                         --             --              --           (12,794)          (12,794)
                                   ---------         ------         -------          --------          --------
Balance, December 31, 2000         3,000,000          3,000             410           (12,794)           (9,384)

Net loss for period
   (unaudited)                            --             --              --            (8,852)           (8,852)
                                   ---------         ------         -------          --------          --------
Balance, March 31, 2001
   (unaudited)                     3,000,000         $3,000         $   410          $(21,646)         $(18,236)
                                   =========         ======         =======          ========          ========

The accompanying notes are an integral part of the financial statements.

CEDAR MOUNTAIN DISTRIBUTORS, INC.
STATEMENTS OF CASH FLOWS

                                                            Period from
                                                          August 5, 1999
                                                           (inception)
                                                               to           Year Ended      Three Months Ended March 31,
                                                           December 31,    December 31,     ----------------------------
                                                              1999            2000             2000             2001
                                                                                            (Unaudited)      (Unaudited)
                                                          --------------   ------------     -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                         $    --         $(12,794)         $ 3,700         $ (8,852)
  Adjustments to reconcile net income (loss) to net
   cash provided by (used in) operating activities:
     Increase in accounts receivable                             --             (715)              --           (1,260)
     Increase in inventories                                     --           (5,792)              --           (4,343)
     Increase in deposits                                        --               --               --             (600)
     Increase (decrease) in accounts payable                     --            8,582              653           (6,982)
     Increase in accrued interest payable                        --              882              168              664
                                                            -------         --------          -------         --------
NET CASH PROVIDED BY (USED IN) OPERATING
   ACTIVITIES                                                    --           (9,837)           4,521          (21,373)
                                                            -------         --------          -------         --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash received upon merger (Note 2)                             --            1,410               --               --
                                                            -------         --------          -------         --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Prepaid offering costs                                         --               --               --           (7,500)
  Proceeds from the sale of common stock                      2,000               --               --               --
  Proceeds from notes payable - stockholders                     --           14,000           14,000           47,500
  Repayments of note payable                                     --           (5,000)              --               --
                                                            -------         --------          -------         --------
NET CASH PROVIDED BY FINANCING ACTIVITIES                     2,000            9,000           14,000           40,000
                                                            -------         --------          -------         --------
NET INCREASE IN CASH                                          2,000              573           18,521           18,627

CASH, beginning of period                                        --            2,000            2,000            2,573
                                                            -------         --------          -------         --------
CASH, end of period                                         $ 2,000         $  2,573          $20,521         $ 21,200
                                                            =======         ========          =======         ========
CASH PAID DURING THE PERIOD FOR:
  Interest                                                  $    --         $     --          $    --         $     --
                                                            =======         ========          =======         ========
  Income Taxes                                              $    --         $     --          $    --         $     --
                                                            =======         ========          =======         ========

The accompanying notes are an integral part of the financial statements.

CEDAR MOUNTAIN DISTRIBUTORS, INC.
NOTES TO FINANCIAL STATEMENTS
PERIODS FROM AUGUST 5, 1999 (INCEPTION) TO MARCH 31, 2001
(INFORMATION FOR THE PERIODS ENDED MARCH 31, 2001 AND 2000 IS UNAUDITED)

1.   INTERIM FINANCIALS       In the opinion of Cedar Mountain Distributors,
       STATEMENTS             Inc. (the "Company"), the accompanying unaudited
       (UNAUDITED)            financial statements contain all adjustments
                              (consisting of only normal recurring adjustments) necessary to present fairly the financial position of the Company at March 31, 2001 and the results of its operations and cash flows for the three months ended March 31, 2001 and 2000. The results of operations for the three months ended March 31, 2001 and 2000 are not necessarily indictive of the results to be expected for the full year.

2.   BUSINESS                 On June 20, 2000, a merger was consummated whereby
       COMBINATION            Cedar Mountain Distributors, Inc. (the "Company")
                              issued 1,000,000 common shares (par value $.001) in exchange for 100% of Tarus International, Inc.
                              ("Tarus") common stock. Immediately after the merger, the Tarus stockholder owned 33.3% of Company common stock.

                              The business combination was accounted for using the principles of purchase accounting with Tarus being the acquiring enterprise for the following reasons:

                                   1.   The Company was a new entity formed to
                                        issue stock to effect a business
                                        combination and had no substantial
                                        activity prior to the merger.

                                   2.   The management of Tarus became the
                                        management of the Company immediately
                                        after the merger.

                              Accordingly, the historical financial statements prior to June 20, 2000 are those of Tarus restated to reflect the equivalent number of Company shares and the par value of such shares.

                              Tarus acquired the sole asset of the Company, which consisted of $1,410 of cash.

                              No pro forma information giving effect of the acquisition as if it had taken place on August 5, 1999 as the effect would be immaterial to the results of operations.

CEDAR MOUNTAIN DISTRIBUTORS, INC.
NOTES TO FINANCIAL STATEMENTS
PERIODS FROM AUGUST 5, 1999 (INCEPTION) TO MARCH 31, 2001
(INFORMATION FOR THE PERIODS ENDED MARCH 31, 2001 AND 2000 IS UNAUDITED)

3.   SUMMARY OF               NATURE OF OPERATIONS: Tarus International, Inc.
       SIGNIFICANT            ("Tarus") was incorporated in August 1999. Tarus'
       ACCOUNTING             principal operations during its development stage
       POLICIES               consisted of developing a business plan, raising
                              capital, establishing key relationships with suppliers and customers and creating the operation infrastructure. During the year ended December 31, 2000, Tarus began to sell imported soft drinks in load quantities to schools and institutions. Tarus intends to take advantage of the market for healthy alternatives to traditional soft drinks.

                              The Company was incorporated on December 23, 1999 to effect a business combination with Tarus (See
                              Note 2).

                              INVENTORIES: Inventories, which consist of purchased bottled and canned soft drinks, are stated at the lower of cost (first-in, first-out method) or market.

                              PREPAID OFFERING COSTS: Prepaid offering costs represent costs incurred in connection with the Company's proposed public offering. Prepaid offering costs will be offset against net proceeds if successful, or expensed in operations if the offering is unsuccessful.

                              PER SHARE INFORMATION: The computation of income
                              (loss) per share is based on the income (loss) applicable to common stockholders, divided by the weighted average number of common shares outstanding during the period. No diluted per share information is provided as there are no potential common shares.

                              INCOME TAXES: The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

                              ADVERTISING COSTS: Advertising costs are expensed as incurred.

CEDAR MOUNTAIN DISTRIBUTORS, INC.
NOTES TO FINANCIAL STATEMENTS
PERIODS FROM AUGUST 5, 1999 (INCEPTION) TO MARCH 31, 2001
(INFORMATION FOR THE PERIODS ENDED MARCH 31, 2001 AND 2000 IS UNAUDITED)

3.   SUMMARY OF               USE OF ESTIMATES: The preparation of financial
       SIGNIFICANT            statements in conformity with generally accepted
       ACCOUNTING             accounting principles requires management to make
       POLICIES               estimates and assumptions that affect the reported
       (CONTINUED)            amount of assets and liabilities and disclosure of
                              contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              REVENUE RECOGNITION: Upon receipt of a customer order, the Company places an order with their vendor for the soft drink products. Vendors supplying product to the Company generally require payment before the product is picked up by a common carrier for delivery to the customer.

                              Funds paid to the vendor are recorded as deposits on inventory until the product is picked up by the common carrier, at which time the product becomes Company inventory. Inventory is recorded at cost. The Company recognizes revenue upon delivery of the products to the customer.

                              CONCENTRATION: The Company currently purchases all its inventory from one supplier.

4.   NOTES PAYABLE            Notes payable stockholder consist of the
       STOCKHOLDERS           following:

                                                                     December 31,     March 31,
                                                                         2000           2001
                                                                     ------------     ---------
                              Notes payable to stockholders with
                              interest at 10%, due on demand. The
                              notes are without collateral.             $9,000         $56,500
                                                                        ======         =======

5.   MAJOR CUSTOMERS          One unaffiliated customer accounted for 96% of the
                              Company's total revenue during the year ended
                              December 31, 2000. At December 31, 2000, there were no outstanding receivables from the customer.

CEDAR MOUNTAIN DISTRIBUTORS, INC.
NOTES TO FINANCIAL STATEMENTS
PERIODS FROM AUGUST 5, 1999 (INCEPTION) TO MARCH 31, 2001
(INFORMATION FOR THE PERIODS ENDED MARCH 31, 2001 AND 2000 IS UNAUDITED)

5.   MAJOR CUSTOMERS          Three unaffiliated customers accounted for 75% of
       (CONTINUED)            the Company's total revenue during the three
                              months ended March 31, 2001 and one affiliated customer accounted for 100% of the Company's total revenue during the three months ended March 31, 2000.

6.   RELATED PARTY            From inception to December 2000, the Company had
       TRANSACTIONS           no employees and currently continues to utilize
                              the services, furniture, equipment, and facilities of one of the stockholders for no charge.

7.   INCOME TAX               Components of the net deferred tax asset at are as
                              follows:

                                                       December 31,        March 31,
                                                           2000              2001
                                                       ------------        --------
                              Net operating losses        $ 1,919            3,247
                              Valuation allowance          (1,919)          (3,247)
                                                          -------          -------
                              Net deferred tax asset      $    --          $    --
                                                          =======          =======

                              At December 31, 2000 the Company has net operating loss carryforwards of approximately $12,000 which expire through 2021. Due to the uncertainty as to the ultimate utilization, a deferred tax asset valuation allowance has been provided and no net provision for income taxes is included in the statement of operations.


8.   STOCK OPTION PLAN        Effective January 6, 2000, the Company adopted a
                              Stock Option Plan ("the Plan") that provides for qualified and non-qualified plans. The Plan covers an aggregate 2,000,000 shares of common stock, except that no more than 1,000,000 shares shall be issued in connection with the exercise of incentive options. The incentive plan is administered by a committee appointed by the Board of Directors' "committee", and requires that options be granted at an exercise price of 100% of the fair value of the common stock of the Company on the date of the grant. Options granted to stockholders who possess more than 10% of the outstanding common stock have a required exercise price of 100% of the fair value of the common stock on the date of grant.

CEDAR MOUNTAIN DISTRIBUTORS, INC.
NOTES TO FINANCIAL STATEMENTS
PERIODS FROM AUGUST 5, 1999 (INCEPTION) TO MARCH 31, 2001
(INFORMATION FOR THE PERIODS ENDED MARCH 31, 2001 AND 2000 IS UNAUDITED)


8.   STOCK OPTION PLAN        The options expire up to ten years from date of
       (CONTINUED)            grant or up to five years from the date of grant
                              for options to stockholders who possess more than 10% of the outstanding common stock.

                              The non-qualified plan is also administered by the Committee and is covered by the same 2,000,000 shares as the incentive plan. The non-qualified plan provides that options may be granted at exercise prices and terms as determined by the Committee.

                              No options have been granted under the Plan.

9.   STOCKHOLDERS'            PREFERRED STOCK: The Board of Directors authorized
       EQUITY                 5,000,000 of $.001 par value preferred stock with
                              attributes to be determined by the Board of Directors.

10.  SUBSEQUENT               Subsequent to March 31, 2001, the Board of
       EVENT (UNAUDITED)      Directors approved the sale of 200,000 shares of
                              common stock at $1.00 per share in a public offering.

                              Subsequent to March 31, 2001, the Company borrowed an additional $20,000 from a stockholder. The note is due on demand, bears interest at 10% and is without collateral.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 78.037 of the Nevada Revised Statutes provides that a corporation, in its Articles of Incorporation, may provide for the limitation of personal liability of directors or officers to the corporation or its stockholders for breach of fiduciary duty except for acts or omissions involving intentional misconduct, fraud or knowing violation of law or unlawful payment of distributions. The Company's Articles of Incorporation contains such a provision.

The Company's Articles of Incorporation, pursuant to the authority granted by NRS Section 78.037, state that no director or officer shall be personally liable to company for monetary damages for any breach of fiduciary duty by such person as a director or officer. Notwithstanding the foregoing sentence, a director or officer shall be liable to the extent provided by applicable law, (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) for the payment of dividends in violation of NRS 78.300.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities offered hereby.


                                                                                        Amount
                                                                                    --------------
                    SEC Registration Fee......................................                $50
                    Printing .................................................               $100
                    Blue Sky Fees and Expenses................................             $5,000
                    Transfer Agent Fees.......................................             $2,500
                    Accounting Fees and Expenses..............................            $12,500
                    Legal Fees and Expenses...................................            $25,000
                    Miscellaneous Fees and Expenses...........................             $2,000
                                                                                    --------------
                                 Total........................................            $47,150
                                                                                    ==============

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

Since our inception, sales of unregistered common stock (the only issued and outstanding securities of the Company) were made by the small business issuer as follows:


NAME AND CONSIDERATION                                  DATE SOLD             NUMBER OF SHARES              CASH
-----------------------------------------------    ---------------------    ----------------------     ---------------
James R. Smith                                           06/15/00                 1,000,000              $2,000.00
Peterson & Sons Holding Co.                              01/06/00                   900,000                $900.00
Owen Enterprises, LLC                                    01/06/00                   300,000                $300.00
The David & Laura Owen Trust                             01/06/00                   300,000                $300.00
Bryan S. Ferguson                                        01/06/00                   100,000                $100.00
MDN, LLP                                                 01/06/00                   100,000                $100.00
DBM, LLP                                                 01/06/00                   100,000                $100.00
Emerson B. Wells, LP                                     01/06/00                   100,000                $100.00
Laura E. Owen                                            01/06/00                    50,000                 $50.00
Karen E. Taylor                                          01/06/00                    25,000                 $25.00
John C. Garrison                                         01/06/00                    25,000                 $25.00

With respect to the sale of all unregistered securities as described above, this small business issuer relied upon the exemption afforded by Section 4(2) of the Securities Act of 1933 which relates to transactions in securities not involving a public offering. All recipients had a preexisting business relationship with a founder, officer, or director of the Company. No advertisement or general solicitation was used to promote sales of the Company's stock. The Company believed that each purchaser was purchasing with the intent to invest, and not with a view to distribution. No transfer of restricted securities will be permitted without opinion of counsel that such transfer is in compliance with the rules and regulations of the SEC.

ITEM 27.  EXHIBITS.


        Number        Description
        ------        -----------
        2.1           Agreement and Plan of Exchange between Cedar Mountain Distributors, Inc. and Tarus
                      International, Inc.

        3.1           Articles of Incorporation of KNETX Skates Corporation

        3.2           Restated Articles of Incorporation of Cedar Mountain Distributors, Inc.

        3.3           Restated Bylaws of Cedar Mountain Distributors, Inc.

        5.1           Opinion of Gibson, Haglund & Paulsen

       21.1           Information Regarding our Subsidiary, Tarus International, Inc.

       23.1           Consent of Sartain Fischbein & Co.

ITEM 28.  UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes that it will:

          (1) File, during any period in which it offers or sells securities under Rule 415 of the Securities Act, a post-effective amendment to this registration statement to:

               (i) include any Prospectus required by section 10(a)(3) of the Securities Act; and

               (ii) reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the registration statement; and

               (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Olathe, State of Kansas, on June 29, 2001.


                                       CEDAR MOUNTAIN DISTRIBUTORS, INC.,
                                         a Nevada corporation


                                       By: /s/ James R. Smith
                                          ------------------------------
                                          James R. Smith, President, Secretary,
                                             Treasurer, and Acting Chief
                                                 Financial Officer

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


NAME                                        TITLE                                         DATE
----                                        -----                                         ----

/s/ James R. Smith
----------------------------------------    President, Secretary, Treasurer, Acting     July 9, 2001
James R. Smith                              Chief Financial Officer, and Director


/s/ Lauri A. Orscheln
----------------------------------------    Vice President and Director                 July 9, 2001
Lauri A. Orscheln